Exhibit 10.1

IRREVOCABLE WAIVER

This Irrevocable Waiver (the “Waiver”) is made by J. Downey Bridgwater ( “Executive”), with respect to that certain Employment Agreement (the “Employment Agreement”), by and between Sterling Bancshares, Inc., a Texas corporation (the “Company”), effective as of January 1, 2007, as amended from time to time. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to Section 3.3(a) of the Employment Agreement, Executive was awarded 125,000 Performance Restricted Share Units (“PRSUs”) on January 1, 2006, which PSRUs were adjusted for a three for two stock split, and now equal 187,500 PSRUs. The PSRUs are to vest on December 31, 2009 based on the Company’s performance as compared to its peers over the three year period beginning on January 1, 2007 and ending December 31, 2009, in accordance with Exhibit B to the Employment Agreement and the Company is required to issue to the Executive Bonus Shares (as defined under the Company’s 2003 Stock Incentive and Compensation Plan (the “2003 Plan”)) no later than March 15, 2010.

WHEREAS, the number of PRSUs that will vest and the number of Bonus Shares that would be paid in 2010 has not yet been determined; and

WHEREAS, Executive desires to waive irrevocably his right to receive any and all of Bonus Shares that would otherwise be issued to him in 2010 in connection with the PSRUs.

NOW, THEREFORE, Executive hereby waives irrevocably his right to receive any and all Bonus Shares that may be payable in connection with the PSRUs specified in Section 3.3(a) of the Employment Agreement, such irrevocable waiver to be effective as of the date Executive executes this Waiver. Executive instructs the Company to cancel irrevocably the PSRUs effective as of this date.

Nothing contained in this Waiver shall be deemed to constitute a waiver of any other rights or remedies that Executive has pursuant to the Employment Agreement, including, without limitation, any of the other subsections of Section 3.3 of the Employment Agreement.

Executive represents and warrants to the Company that this Waiver has been given voluntarily, is duly executed and delivered by Executive and constitutes a valid, binding and irrevocable waiver of any and all rights to receive the Bonus Shares and is enforceable against Executive in accordance with its terms.

IN WITNESS WHEREOF, Executive has executed this Waiver on the 29th day of December, 2009.

/s/ J. Downey Bridgwater
J. Downey Bridgwater
“EXECUTIVE”